EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of January 13, 2011
by and among
TEKELEC, and
TEKELEC INTERNATIONAL, SPRL
as Borrowers,
the Lenders referred to herein,
and
WELLS FARGO BANK, N.A.,
as successor by merger to Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
SCHEDULES

Schedule 1.1		Cash Equivalents
Schedule 1.1(a)	-	Mandatory Cost Rate
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 1.1(c)		Wells Fargo West Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(u)	-	Indebtedness and Guaranty Obligations
Schedule 7.1(v)	-	Litigation
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments
Schedule 11.8	-	Transactions with Affiliates

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     This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 13, 2011, is entered into by and among Tekelec, a California corporation (the “U.S. Borrower”), TEKELEC INTERNATIONAL, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower”, and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the Lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, N.A., a successor by merger to Wachovia Bank, National Association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
     The Borrowers, the Lenders party thereto, and the Administrative Agent executed and delivered that certain Credit Agreement dated as of October 2, 2008 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).
     The Borrowers have requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Account” has the meaning assigned thereto in the UCC.
     “Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.
     “Administrative Agent’s Correspondent” means Wells Fargo Bank, N. A., London Branch (as successor by merger to Wachovia Bank, National Association), or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of any of the Borrowers) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Alternative Currency” means the Euro.
     “Alternative Currency Amount” means with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in Dollars, “Alternative Currency Amount” shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.
     “Alternative Currency Loan” means any Revolving Credit Loan denominated in an Alternative Currency and all such Alternative Currency Loans collectively as the context requires.
     “Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws, whether foreign or domestic (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio; provided, that with respect to each LIBOR Rate Loan made in an Alternative Currency, the Applicable Margin shall include the Mandatory Cost Rate, as determined pursuant to the formula set forth on Schedule 1.1(a) hereto.

	Consolidated Total		Revolving Credit Loans
Pricing Level	Leverage Ratio	Undrawn Fee	LIBOR +	Base Rate +
I	Less than 1.00	0.200%	1.50%	0.00%
II	Greater than or equal to 1.00 to 1.00, but less 2.00 to 1.00	0.250%	2.00%	0.00%
III	Greater than 2.00 to 1:00	0.300%	2.50%	0.00%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the U.S. Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date for the fiscal quarter of the U.S. Borrower ending December 31, 2010 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the U.S. Borrower preceding the applicable Calculation Date, and (b) if the U.S. Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the U.S. Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level III until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the U.S. Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower Agent shall promptly deliver to the Agent a correct Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the applicable Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.1.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, any Fund that is organized in the form of a collateralized debt obligation or a collateralized loan obligation shall not be an Approved Fund.
     “Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the. Borrowers’ Consolidated Adjusted Current Assets to (b) the portion of the Borrowers’ Consolidated Senior Indebtedness that is unsecured.
     “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of either Borrower or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any issuances of Capital Stock.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.
     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
     “Belgian Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
     “Belgian Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 4.1.
     “Belgian Reaffirmation Agreement” shall mean the Reaffirmation Agreement in Relation to the Belgian Share Pledge dated as of the date hereof, in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent and the U.S. Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
     “Borrower Agent” has the meaning assigned thereto in Section 5.15.
     “Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business and:
     (a) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any funding, disbursements, settlements and payments in Dollars in respect of any LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means a TARGET Day; and
     (c) if such day relates to any fundings, disbursements, settlements, issuances and payments in connection with any Letters of Credit in a Permitted Foreign L/C Currency, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
     “Capital Asset” means, with respect to the Borrowers and their Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrowers and their Subsidiaries.
     “Capital Lease” means any lease of any property by the Borrowers or any of their Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrowers and their Subsidiaries.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateral” has the meaning assigned thereto in Section 2.5.
     “Cash Equivalents” means the investments and type of investments described in Schedule 1.1.
     “Cash Management Arrangement” means any cash management arrangement entered into by (i) the Borrower and (ii) any Lender or any Affiliate thereof at the time such cash management arrangement was entered into, as counterparty. The designation of any cash management arrangement as a Cash Management Arrangement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower under the Security Documents. For the avoidance of doubt, all cash management arrangements in existence on the Closing Date between the Borrower and any Lender shall constitute Cash Management Arrangements.
     “Cash Management Obligations” means all existing or future obligations owing by the Borrower under any Cash Management Arrangement.
     “Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the U.S. Borrower entitled to vote in the election of members of the board of directors of the U.S.

Borrower or (b) the U.S. Borrower shall cease to directly or indirectly beneficially own and control 100% of the issued and outstanding Capital Stock of each class of the Belgian Borrower and each Subsidiary listed on Schedule 7.1(b) hereto.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
     “Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Consolidated Adjusted Current Assets” shall mean, at any date, the sum of (a) cash and Cash Equivalents of the Borrowers and their Subsidiaries that are not encumbered by any Liens, (b) fifty percent (50%) of the value of the Borrowers and their Subsidiaries auction rate securities valued at par, and (c) 50% of the Borrowers and their Subsidiaries’ Eligible Accounts Receivable.
     “Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization and depreciation and (iv) non-cash stock compensation expense, minus (c) the sum of the following to the extent included in determining Consolidated Net Income: (i) the net income (or loss) of any unconsolidated investment or Subsidiary of the U.S. Borrower under GAAP, except to the extent such net income is actually paid in cash to the Borrowers or any of their Subsidiaries by dividend or other distribution during such period, (ii) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, (iii) the net income (if positive) of any Subsidiary of the U.S. Borrower (other than the Belgian Borrower) to the extent that (x) the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrowers or any of their Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (y) such restriction on the declaration or payment of dividends or similar distributions described above exists and continues for a three consecutive calendar month period. The aforementioned exclusion of such net income in (c)(iii) above applies only if and to the extent that the net income of any such Subsidiaries in the aggregate which are subject to the limitations on the payment of dividends as of the balance sheet date for the period being measured does not exceed, in the aggregate for any period, ten percent (10%) of the Consolidated Net Income of the Borrowers and their Subsidiaries. If the amount of net income in the aggregate for all Subsidiaries exceeds such amount, then the actual amount of net income so limited shall be subtracted from Consolidated EBITDA; provided, however, that such amount shall not be subtracted from Consolidated EBITDA if such amount does not exceed $2,000,000. The Borrower Agent shall provide the Administrative Agent written notice of any restriction on the declaration or payment of dividends or similar distributions (including written notice of any restriction on the declaration or payment of dividends or similar distributions with respect to the Belgian Borrower) within five (5) Business Days of becoming aware of any such restrictions.
     “Consolidated Interest Expense” means, with respect to the Borrowers and their Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrowers and their Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
     “Consolidated Net Income” means, with respect to the Borrowers and their Subsidiaries, for any period of determination, the net income (or loss) of the Borrowers and their Subsidiaries from continuing operations for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income: (a) the net income or net loss from any discontinued operations of the Borrowers or their Subsidiaries and (b) extraordinary gains and extraordinary losses (whether cash or non-cash) incurred from activities outside the normal business activities of the Borrowers or their Subsidiaries (including, without limitation, gains and losses resulting from the sale of any substantial amount of assets of the Borrowers or any of their Subsidiaries, write-off of acquired in process research and development expenses, and investment gains or losses, other than those associated with short-term fixed rate income securities), all as determined in accordance with GAAP.
     “Consolidated Net Worth” means, at any date, (a) the total of depreciated value of Consolidated assets appearing on the balance sheet of the Borrowers and their Subsidiaries minus (b) all of the Borrowers and their Subsidiaries Consolidated liabilities appearing on the balance sheet of the Borrowers and their Subsidiaries (including, without limitation, Capital Leases, Synthetic Leases, all reserves for deferred taxes and Subordinated Indebtedness), in each case determined as of such date on a Consolidated basis and in accordance with GAAP.
     “Consolidated Senior Indebtedness” means, as of any date of determination with respect to the Borrower and their Subsidiaries on a Consolidated basis without duplication, the sum of (a) all Indebtedness of the Borrowers and their Subsidiaries minus (b) all Subordinated Indebtedness of the Borrowers and their Subsidiaries minus (c) cash secured standby and commercial letters of credit issued by lenders other than the Lenders as permitted under Section 11.1(k).

     “Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
     “Consolidated Tangible Assets” means, at any date, (a) the total of depreciated value of Consolidated assets appearing on the balance sheet of the Borrowers and their Subsidiaries minus (b) the aggregate amount of any intangible assets of the Borrowers and their Subsidiaries including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names.
     “Consolidated Tangible Net Worth” means, at any date, (a) the total of depreciated value of Consolidated Tangible Assets appearing on the balance sheet of the Borrowers and their Subsidiaries minus (b) all of the Borrowers and their Subsidiaries Consolidated liabilities appearing on the balance sheet of the Borrowers and their Subsidiaries (including, without limitation, Capital Leases, Synthetic Leases, all reserves for deferred taxes and Subordinated Indebtedness), in each case determined as of such date on a Consolidated basis and in accordance with GAAP.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
     “Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrowers and their Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and their Subsidiaries minus all Letters of Credit issued and outstanding under Article III hereunder minus cash secured standby and commercial letters of credit issued by lenders other than the Lenders as permitted under Section 11.1(k).
     “Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
     “Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c)(i) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (ii) has a custodian, conservator, receiver or similar official appointed for it or any substantial part of its assets, (iii) is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including, without limitation, the nationalization or assumption of ownership or operating control by) the United States government or other Governmental Authority, (iv) makes a general assignment for the benefit of creditors or (v) is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over it to be, insolvent, bankrupt or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.
     “Deposit Account” has the meaning as set forth in the UCC.
     “Disputes” has the meaning set forth in Section 14.7.
     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
     “Dollar Amount” means (a) with respect to each Loan made or continued (or to be made or continued), or Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal amount thereof, (b) with respect to each Loan made or continued (or to be made or continued), in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan, at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. London time two (2) Business Days before such Loan is made or continued (or to be made or continued) and (c) with respect to each Letter of Credit issued or extended (or to be issued or extended) in a Permitted Foreign L/C Currency, the amount of Dollars which is equivalent to the face amount of such Letter of Credit, at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. London time two (2) Business Days before such Letter of Credit is issued or extended (or to be issued or extended). When used with respect to any other sum expressed in an Alternative Currency or a Permitted Foreign L/C Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency or Permitted Foreign L/C Currency, as applicable, at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.
     “Dollar L/C Cash Collateral” has the meaning assigned thereto in Section 2.5.
     “Domestic Subsidiary” means any Subsidiary of the U.S. Borrower organized under the laws of any state of the United States or the District of Columbia.
     “Eligible Account Receivable” shall mean each account receivable of the Borrowers or their Subsidiaries that arises in the ordinary course of business that meets the following eligibility requirements: (a) the Account is not outstanding ninety (90) days or greater beyond the contractual due date of such Account or payment; (b) the sale of goods or services reflected in such Account are due and payable under the contract or sales agreement with the Account debtor, (c) the amounts due under the Account are not subject to any claims, returns or disputes of any kind; (d) the Account debtor is not an Affiliate of the Borrowers or their Subsidiaries and is not a supplier and the Account is not otherwise exposed to risk of set-off; and (e) not more than thirty percent (30%) of the outstanding invoices owing by the Account debtor are more than ninety (90) days past due from the date of the original contractual due date.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed);

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries and (B) any entity that is organized in the form of a collateralized debt obligation or a collateralized loan obligation.
     “Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the U.S. Borrower or any of its Subsidiaries or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any current or former ERISA Affiliate.
     “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
     “EMU Legislation” means legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with either Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Euro” means the single currency to which the Participating Member States of the European Union have converted.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any

successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Excess Payment” has the meaning assigned thereto in Section 2.7(c).
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Agent under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 5.11(a).
     “Existing Credit Agreement” has the meaning set forth in the Statement of Purpose.
     “Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(b).
     “Existing Loans” has the meaning set forth in Section 6.2(h).
     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding , (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fiscal Year” means the fiscal year of the U.S. Borrower ending on December 31.
     “Foreign L/C Cash Collateral” has the meaning assigned thereto in Section 2.5.
     “Foreign Lender” means, with respect to any applicable Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrowers and their Subsidiaries.
     “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization.
     “Guaranty Obligation” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
     “Hedging Obligations” means all existing or future payment and other obligations owing by either Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed. The designation of any Hedging Agreements as a Hedging Obligations shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower under the Security Documents.
     “Indebtedness” means, with respect to the Borrowers and their Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:
     (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business;
     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases;
     (d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) all Guaranty Obligations of Indebtedness of any such Person;

     (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person (excluding any cash secured standby and commercial letters of credit); and
     (g) all Net Hedging Obligations in excess of $2,000,000.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
     “Interest Period” has the meaning assigned thereto in Section 5.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
     “Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto.
     “L/C Commitment” means the lesser of (a) $20,000,000 and (b) the Revolving Credit Commitment.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means at any time, the Dollar Amount equal to the sum of (a) the aggregate undrawn and unexpired amount of then outstanding Letters of Credit, (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5, and (c) all other interest, indemnities, Reimbursement Obligations, commissions, fees and expenses owed to the Issuing Lender and Administrative Agent pursuant to Article III.
     “L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.
     “Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

     “Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 (or the Alternative Currency Amount thereof with respect to a borrowing to be made in an Alternative Currency) for a period equal to the applicable Interest Period which appears on the Telerate Page 3750, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the Permitted Currency in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent’s Correspondent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate” means
     (i) with respect to any LIBOR Rate Loan denominated in Dollars, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 — Eurodollar Reserve Percentage

and
     (ii) with respect to any LIBOR Rate Loan denominated in any Alternative Currency, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to LIBOR.
Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     “Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, and each other document, instrument, certificate and agreement executed and delivered by either Borrower or any of their Subsidiaries thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
     “Mandatory Cost Rate” means an addition to the interest rate on any Revolving Credit Loan made by any Lender to compensate such Lender for the cost imputed to the Lender resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority (or other Governmental Authorities of the United Kingdom) of a requirement to place non-interest bearing cash ratio deposits or special deposits (whether interest bearing or not) with the Bank of England and/or fees to the Financial Services Authority calculated by reference to liabilities used to fund the Revolving Credit Loans, expressed as a rate per annum and determined pursuant to the formula set forth on Schedule 1.1(a) hereto.
     “Material Adverse Effect” means, with respect to the Borrowers or any of their Subsidiaries, taken as a whole, a material adverse effect on (a) the properties, business, operations or condition of any such Person or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.
     “Material Contract” means any contract or other written agreement of either Borrower or any of their Subsidiaries meeting the definition of a “material definitive agreement” required to be disclosed under item 1.01 of Form 8-K (excluding any contract listed in Item 601(b)(10)(ii)(A) of SEC Regulation S-K).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the U.S. Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
     “Net Divested Asset Value” means, with respect to any Asset Disposition, (a) the aggregate net book value of the divested assets minus (b) total cash consideration received for such divested assets.
     “Net Hedging Obligations” means, as of any date, the Termination Value of any Hedging Agreement on such date.
     “Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
     “Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
     “Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
     “Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations, (d) all Cash Management Obligations, (e) all Wells Fargo West Obligations and (f) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of their Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the U.S. Borrower substantially in the form of Exhibit F.
     “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning assigned thereto in Section 14.10(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the U.S. Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any of its current or former ERISA Affiliates.
     “Permitted Acquisition” means any investment by either Borrower or any of their Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:
     (a) the Person or business to be acquired shall be in a substantially similar line of business as the Borrowers and their Subsidiaries pursuant to Section 11.12;

     (b) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower Agent shall have delivered to the Administrative Agent and the Lenders an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition demonstrating, in form and substance reasonably satisfactory thereto, (A) pro forma compliance (as of the date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in Sections 10.1 and 10.2; provided, however, that if GAAP financial statements are not available in connection with the acquisition of a foreign entity, the Borrower Agent may use the non-GAAP foreign financial statements for such foreign entity solely in connection with calculating the pro forma compliance in Dollars with the covenants required in this paragraph (b);
     (c) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower Agent shall have delivered to the Administrative Agent a term sheet outlining the proposed acquisition and, at the request of the Administrative Agent, the Borrower Agent shall discuss the terms of such acquisition with the Administrative Agent;
     (d) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and
     (e) the Borrower Agent shall have obtained the prior written consent of the Administrative Agent and the Required Lenders, prior to the consummation of such acquisition, if the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), as calculated in the Officer’s Compliance Certificate required to be delivered to the Administrative Agent pursuant to subsection (b) above, both prior to and after such acquisition shall cause the Borrowers’ Consolidated Tangible Net Worth to be less than the sum of (A) $100,000,000 plus (B) an amount equal to fifty percent (50%) of the positive cumulative Consolidated Net Income occurring after January 1, 2011.
Notwithstanding any of the foregoing, in the event that the purchase price for any acquisition by any Credit Party is paid with the Capital Stock of the U. S. Borrower, clause (e) shall not apply to such Permitted Acquisition.
     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, net of the applicable acquired company’s cash and Cash Equivalent, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis.
     “Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.
     “Permitted Foreign L/C Currency” means (i) the Euro and (ii) with the prior written consent of the Issuing Lender (in the sole and absolute discretion of the Issuing Lender), any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to the Issuing Lender in the London interbank deposit market.

     “Permitted Foreign L/C Currency Amount” means with respect to each Letter of Credit issued or extended (or to be issued or extended) in a Permitted Foreign L/C Currency, the amount of such Permitted Foreign L/C Currency which is equivalent to the face amount in Dollars of such Letter of Credit at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (Charlotte, North Carolina time) two (2) Business Days before such Letter of Credit is issued or extended (or to be issued and extended). When used with respect to any other sum expressed in Dollars, “Permitted Foreign L/C Currency Amount” shall mean the amount of such Permitted Foreign L/C Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.
     “Permitted Liens” means the Liens permitted pursuant to Section 11.2.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Pledge Agreements” means each of the pledge agreements executed by the U.S. Borrower in favor of the Administrative Agent for the benefit of itself and the Lenders, as acknowledged and agreed by the Pledged Foreign Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time.
     “Pledged Foreign Subsidiary” means each of (a) the Belgian Borrower, (b) Tekelec do Brasil Ltda., and (c) Tekelec France SAS.
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “Reaffirmation Agreement” shall mean the Reaffirmation Agreement dated as of the date hereof, in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, the Borrowers, the Pledged Foreign Subsidiaries and Tekelec Limited, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
     “Register” has the meaning assigned thereto in Section 14.10(c).
     “Reimbursement Obligation” means the obligation of each Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitment or, if the

Revolving Credit Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit, as applicable; provided that the Revolving Credit Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person holding an office reasonably acceptable to the Administrative Agent as a “Responsible Officer”. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other organizational action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted as an officer on behalf of such Person and not in a personal capacity.
     “Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $75,000,000.
     “Revolving Credit Commitment Percentage” means, as to any Revolving Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
     “Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.
     “Revolving Credit Loan” means any revolving loan made to a Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
     “Revolving Credit Maturity Date” means the earliest to occur of (a) January 12, 2016, (b) the date of termination of the entire Revolving Credit Commitment by the U.S. Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).
     “Revolving Credit Note” means an amended and restated promissory note made by each of the Borrowers in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     “Revolving Credit Obligation” means an Obligation of either Borrower arising under the Revolving Credit Facility.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “Schedule 7.1(v) Proceedings” has the meaning assigned thereto in Section 7.1(v).
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security Documents” means the collective reference to the Reaffirmation Agreement, the Belgian Reaffirmation Agreement, the Pledge Agreements, and each other agreement or writing pursuant to which the U.S. Borrower purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Solvent” means, as to the Borrowers and their Subsidiaries, taken as a whole, on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and (b) has assets having a value (at fair valuation in accordance with GAAP), greater than the amount required to pay its probable liabilities (including contingencies).
     “Subordinated Indebtedness” means any Indebtedness of the Borrowers or any of their Subsidiaries subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person, directly or indirectly (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the U.S. Borrower.

     “Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitment.
     “Swingline Facility” means the swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the U.S. Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means an amended and restated promissory note made by the U.S. Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Swingline Termination Date” means the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 13.6, and (b) the Revolving Credit Maturity Date.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
     “TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement and approved by the U.S. Borrower (such approval not to be unreasonably withheld or delayed)).
     “TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the U.S. Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the U.S. Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
     “Undrawn Fee” has the meaning assigned thereto in Section 5.3.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.
     “United States” means the United States of America.
     “U.S. Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
     “U.S. Borrower Guaranty” means the unconditional guaranty by the U.S. Borrower of the payment of the Obligations of the Borrowers under Article IV of this Agreement.
     “Wells Fargo” means Wells Fargo Bank, N.A., as successor by merger to Wachovia Bank, National Association, and its successors.
     “Wells Fargo West Obligations” means all existing and future obligations and liabilities owed in connection with that certain that certain Credit Agreement dated December 15, 2004, as amended, between Tekelec and Wells Fargo (including, without limitation, the letters of credit listed on Schedule 1.1(c)).
     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the U.S. Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the U.S. Borrower).
     SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and except as otherwise provided herein to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein.
     SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
     SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).
     SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
     SECTION 1.9 Amount of Obligations. Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Revolving Credit Loans, Swingline Loans, L/C Obligations or other Obligations shall be based upon the Dollar Amount of such outstanding Revolving Credit Loans, Swingline Loans, L/C Obligations or other Obligations.
ARTICLE II
REVOLVING CREDIT FACILITY
     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the U.S. Borrower and Revolving Credit Loans denominated in the Alternative Currency to the Belgian Borrower, in each case from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the applicable Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and outstanding L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans and outstanding L/C Obligations. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion in the applicable requested Permitted Currency. Revolving Credit Loans to be made in an Alternative Currency shall be funded in an amount equal to the Alternative Currency Amount of such Revolving Credit Loan. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
     SECTION 2.2 Swingline Loans.

     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the U.S. Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) based upon the Dollar Amount of all outstanding Revolving Credit Loans, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and outstanding L/C Obligations and (B) the Swingline Commitment.
     (b) Refunding.
     (i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
     (ii) The U.S. Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the U.S. Borrower hereby authorizes the Administrative Agent to charge any account maintained by the U.S. Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the U.S. Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the U.S. Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
     (iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(j) or (k) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).
     SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
     (a) Requests for Borrowing. The applicable Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least three (3) Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying: (A) the Borrower of such Loan, (B) the date of such borrowing, which shall be a Business Day, (C) if such Borrower is the U.S. Borrower, whether such Loan is to be a Revolving Credit Loan or a Swingline Loan, (D) if such Loan is denominated in Dollars, whether such Loan shall be a LIBOR Rate Loan or a Base Rate Loan, (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto and (F) the amount of such borrowings and (1) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (2) with respect to LIBOR Rate Loans denominated in Dollars, in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (3) with respect to LIBOR Rate Loans denominated in an Alternative Currency, in an aggregate principal Alternative Currency Amount of 1,000,000 Euro or a whole multiple of 500,000 Euro in excess thereof and (4) with respect to Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; provided, however, that (x) Swingline Loans may only be denominated in Dollars and may only be made to the U.S. Borrower, (y) the U.S. Borrower may only borrow Loans denominated in Dollars, and (z) the Belgian Borrower may only borrow Revolving Credit Loans in the Alternative Currency.
A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Revolving Credit Loans Denominated in Dollars and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date for any Revolving Credit Loan denominated in Dollars and any Swingline Loan, (i) each Lender will make available to the Administrative Agent, for the account of the U.S. Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loan to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the U.S. Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loan to be made on such borrowing date. The U.S. Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the U.S. Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower Agent to the Administrative Agent or as may be otherwise agreed upon by the Borrower Agent and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
     (c) Disbursement of Revolving Credit Loans denominated in an Alternative Currency. Not later than 11:00 a.m. London time, on or before the proposed borrowing date for any Revolving Credit Loan denominated in an Alternative Currency, each Lender will make available to the Administrative Agent, for the account of the Belgian Borrower, at the office of the Administrative Agent’s Correspondent in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Alternative Currency Amount of the Revolving Credit Loan to be made on such borrowing date. The Belgian Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Belgian Borrower identified in the most recent Notice of Account Designation delivered by the Borrower Agent to the Administrative Agent or as may be otherwise agreed upon by the Borrower Agent and the Administrative Agent from time to time. Subject to Section 5.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.
     SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.
     (a) Repayment on the Revolving Credit Maturity Date. (i) The U.S. Borrower hereby agrees to repay in Dollars the outstanding principal amount of all Revolving Credit Loans denominated in Dollars in full on the Revolving Credit Maturity Date together with all accrued but unpaid interest thereon, (ii) the Belgian Borrower and the U.S. Borrower hereby agree, jointly and severally, to repay in the Alternative Currency (or as agreed to in writing by the Administrative Agent, in Dollars) the outstanding principal amount of all Revolving Credit Loans denominated in the Alternative Currency in full on the Revolving Credit Maturity Date together with all accrued but unpaid interest thereon, and (iii) the U.S. Borrower hereby agrees to repay in Dollars all Swingline Loans in accordance with Section 2.2(b), together with all accrued but unpaid interest thereon.
     (b) Mandatory Repayments.
     (i) Revolving Credit Loans. If at any time, based upon the Dollar Amount (as determined by the Administrative Agent under Section 2.4(b)(iii), which determination shall be conclusive absent manifest error) the outstanding principal amount of all Revolving Credit Loans (including Alternative Currency Loans) plus the sum of all outstanding Swingline Loans and outstanding L/C Obligations exceeds (A) solely because of currency fluctuations, one hundred and five percent (105%) of the Revolving Credit Commitment, or (B) for any other reason, the Revolving Credit Commitment, then, in each such case, the U.S. Borrower shall (I) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (II) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans by the Dollar Amount of such excess (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, immediately repay Revolving Credit Loans which are LIBOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day by the Dollar Amount of such excess), and (IV) fourth, if (and to the extent) necessary to eliminate such excess, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the Dollar L/C Cash Collateral amount and the Foreign L/C Cash Collateral amount (such Cash Collateral to be applied in accordance with Section 12.2(b)).
     (ii) Swingline Loans. If at any time the outstanding principal amount of all Swingline Loans exceeds the lesser of (1) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the outstanding L/C Obligations and (2) the Swingline Commitment, then, in each such case, such excess shall be immediately repaid by the U.S. Borrower to the Administrative Agent for the account of the Lenders.
     (iii) Compliance and Payments. The Borrowers’ compliance with this Section 2.4(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (A) the date on which either Borrower requests the Lenders to make a Loan and (B) the date an interest payment is due under Section 5.1(d). Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 5.9.
     (c) Optional Prepayments.
     (i) Each Borrower may at any time and from time to time repay the Loans denominated in Dollars or the Alternative Currency, upon irrevocable notice to the

Administrative Agent, substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (A) on the same Business Day as each Base Rate Loan and each Swingline Loan and (B) at least three (3) Business Days before each LIBOR Rate Loan, specifying (I) the date of repayment, (II) the amount of repayment, (III) whether the repayment is of Revolving Credit Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each, (IV) whether the repayment is of LIBOR Rate Loans denominated in an Alternative Currency, LIBOR Rate Loans denominated in Dollars, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans denominated in Dollars, (iii) 1,000,000 Euro or a whole multiple of 1,000,000 Euro in excess thereof with respect to LIBOR Rate Loans denominated in an Alternative Currency and (iv) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     (e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.
     (f) Payment of Interest and Other Expenses. Each repayment or prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount repaid.
     SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.
     (a) Voluntary Reduction. The U.S. Borrower, on behalf of itself and Belgian Borrower, shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
     (b) Corresponding Payments. Each permanent reduction permitted or required pursuant to this Section shall be first accompanied by a payment of principal sufficient to reduce the aggregate Dollar Amount of all outstanding Revolving Credit Loans and Swingline Loans, as applicable. If after such reduction to the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall then be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to(i) in the case of outstanding Letters of Credit in Dollars, an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (the “Dollar L/C Cash Collateral”) and (ii) in the case of outstanding Letters of Credit in the Permitted Foreign L/C Currency, an amount equal to, in Dollars, one hundred and twenty percent (120%) of the aggregate then undrawn and unexpired amount of such Letters of Credit (the “Foreign L/C Cash Collateral” and together with the Dollar L/C Cash Collateral, the “Cash Collateral”). Such Cash Collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
     SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date
     SECTION 2.7 Nature of Obligations; Bankruptcy Limitations; Agreement for Contribution.
     (a) Nature of Obligations. The Borrowers shall be jointly and severally liable for (x) any Revolving Credit Obligations denominated in the Alternative Currency and (y) any L/C Obligations of the Belgian Borrower. The Belgian Borrower shall not be liable for any Revolving Credit Loans in Dollars made to the U.S. Borrower or any L/C Obligations of the U.S. Borrower.
     (b) Bankruptcy Limitations. Notwithstanding anything to the contrary contained in this Agreement, it is the intention of each Borrower, the Administrative Agent and the Revolving Credit Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Borrower or its assets, the amount of such Borrower’s obligations with respect to the Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.7(c). To that end, but only in the event and to the extent that after giving effect to Section 2.7(c), such Borrower’s obligations with respect to Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this Section 2.7(b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.7(c), the amount of such Borrower’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this Section 2.7(b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Obligations as limited by the first sentence of this Section 2.7(b) shall in all events remain in full force and effect and be fully enforceable against such Borrower. The first sentence of this Section 2.7(b) is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder against such Borrower in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Borrower nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.
     (c) Agreement for Contribution. The Borrowers hereby agree among themselves that, if the U.S. Borrower shall make an Excess Payment (as defined below) in connection with any Alternative Currency Loans made to the Belgian Borrower or any L/C Obligations of the Belgian Borrower, the U.S. Borrower shall have a right of contribution from the Belgian Borrower for such Excess Payment. The payment obligations of the U.S. Borrower under this Section 2.7(c) shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full, and neither Borrower shall exercise any right or remedy under this Section 2.7(c) against the other Borrower until the Obligations have been paid in full. For purposes of this Section 2.7(c), “Excess Payment” shall mean the amount paid by the U.S. Borrower for (x) any Revolving Credit Obligations in connection with Alternative Currency Loans made to the Belgian Borrower and (y) any L/C Obligations of the Belgian Borrower. No Borrower shall have any right of subrogation, indemnity or reimbursement under Applicable Law in respect of any payment of Revolving Credit Obligations or L/C Obligations (other than the contribution rights set forth in this Section 2.7(c)) against the other Borrower. No Person other than a Lender or Borrower may rely on the provisions of this Section 2.7(c). Notwithstanding the foregoing, should no Default or Event of Default exist or be caused thereby, the Belgian Borrower may reimburse the U.S. Borrower for any Excess Payment.
ARTICLE III
LETTER OF CREDIT FACILITY
     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.7, agrees to issue commercial letters of credit and standby letters of credit (collectively, “Letters of Credit”) for the account of either Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if after giving effect to such issuance, (a) the Dollar Amount of such L/C Obligations would exceed the Dollar Amount of the L/C Commitments or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate Dollar Amount of outstanding L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (a) be denominated in either Dollars or a Permitted Foreign L/C Currency, (b) shall be in minimum amounts of $25,000 (or the Permitted Foreign L/C Currency Amount

thereof with respect to any Letter of Credit denominated in a Permitted Foreign L/C Currency), or such lesser amount as agreed to by the Issuing Lender, (c) be a commercial letter of credit or standby letter of credit issued to support obligations of the applicable Borrower or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (d) expire on a date no more than one (1) year after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date (or such later date as (A) may be approved by the Issuing Lender in its sole and absolute discretion and (B) prior to the issuance of such Letter of Credit, the applicable Borrower shall have deposited the applicable Cash Collateral amount in a cash collateral account with the Issuing Lender and such Cash Collateral shall be applied as set forth in Section 12.2(b)) and (e) be subject to the Uniform Customs (for commercial letters of credit) and/or ISP98 (for standby letters of credit), as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder
     SECTION 3.2 Procedure for Issuance of Letters of Credit. Either Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request (which information shall include the currency (Dollars or the Permitted Foreign L/C Currency) in which the Letter of Credit shall be denominated). Upon receipt of a completed Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith (the “L/C Support Documents”) in accordance with its customary procedures and, so long as such Letter of Credit Application, the L/C Support Documents and any language necessary for the requested Letter of Credit are finalized in form and substance satisfactory to the Issuing Lender (in the sole discretion of the Issuing Lender), subject to Section 3.1 and Article VI, the Issuing Lender shall issue the Letter of Credit requested thereby within five (5) Business Days by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the applicable Borrower. The Issuing Lender shall promptly furnish to the applicable Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.
     SECTION 3.3 Commissions and Other Charges.
     (a) Letter of Credit Commissions. The Borrower requesting a Letter of Credit hereunder shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.
     (b) Issuance Fee. In addition to the foregoing commission, the Borrower requesting a Letter of Credit hereunder (or requesting an extension of a Letter of Credit hereunder) shall pay in advance to the Administrative Agent, for the account for the account of the Issuing Lender, an issuance fee (or extension fee, as applicable) with respect to such Letter of Credit equal to the greater of (i) $300 per issuance or extension or (ii) the Dollar amount of the face amount of such Letter of Credit multiplied by 0.1500% per annum calculated and/or pro-rated from the date of issuance (or extension) of such Letter of Credit to the expiration date of such Letter of Credit. Such issuance fee (or extension fee) shall be due and payable in advance in full on the date of issuance (or date of extension) of a requested Letter of Credit.
     (c) Other Costs. In addition to the foregoing fees and commissions, the Borrower requesting such Letter of Credit hereunder shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. For clarification purposes, unless otherwise agreed by the Issuing Lender, the commissions, fees, charges, costs and expenses of the Borrowers payable pursuant to Article III shall be payable in Dollars (and in the applicable Dollar Amount for Letters of Credit denominated in the Permitted Foreign L/C Currency).
     SECTION 3.4 Reimbursement Obligation of the Borrowers.
     (a) In the event of any drawing under any Letter of Credit, the applicable Borrower that requested such Letter of Credit agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds in the applicable currency in which such Letter of Credit was denominated (either Dollars or a Permitted Foreign L/C Currency) the Issuing Lender on each date on which the Issuing Lender notifies such Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3 incurred by the Issuing Lender in connection with such payment. Unless the applicable Borrower shall immediately notify the Issuing Lender that such Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, such Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the LIBOR Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3 incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the LIBOR Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the applicable Borrower shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding LIBOR Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
     (b) Exchange Indemnification and Increased Costs. The applicable Borrower that requested such Letter of Credit shall, upon demand from any Issuing Lender, pay to such Issuing Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender, (iii) any currency exchange loss, in each case that such Issuing Lender sustains as a result of such Borrower’s repayment in Dollars of any Letter of Credit denominated in an Permitted Foreign L/C Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.
     SECTION 3.5 Obligations Absolute. Each of the Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which either Borrower may have or has had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees that the Issuing Lender shall not be responsible for, and each of the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. Each of the Borrower’s agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on each Borrower and shall not result in any liability of the Issuing Lender to the either Borrower. The responsibility of the Issuing Lender to either Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     SECTION 3.6 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

     SECTION 3.7 L/C Participations.
     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.7(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it

ARTICLE IV
UNCONDITIONAL U.S. BORROWER GUARANTY
     SECTION 4.1 Guaranty of Obligations. The U.S. Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Belgian Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Belgian Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Lender or acquired by the Administrative Agent or any other Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Belgian Borrower, including all of the foregoing, being hereinafter collectively referred to as the “Belgian Borrower Guaranteed Obligations”).
     SECTION 4.2 Nature of Guaranty.
     (a) The U.S. Borrower agrees that this U.S. Borrower Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this U.S. Borrower Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:
     (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrowers or any of their respective Subsidiaries or Affiliates is or may become a party;
     (ii) the absence of any action to enforce this U.S. Borrower Guaranty, this Agreement, any other Loan Document or any Hedging Agreement, or the waiver or consent by the Administrative Agent or any other Lender with respect to any of the provisions of this U.S. Borrower Guaranty, this Agreement, any other Loan Document or any Hedging Agreement;
     (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Belgian Borrower Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);
     (iv) any structural change in, restructuring of or other similar change of the U.S. Borrower, the Belgian Borrower or any of their respective Subsidiaries; or

     (v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;
it being agreed by the U.S. Borrower that its obligations under this U.S. Borrower Guaranty shall not be discharged except as under the terms of Section 4.6 below.
     (b) The U.S. Borrower represents, warrants and agrees that the Belgian Borrower Guaranteed Obligations and its obligations under this U.S. Borrower Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.
     (c) The U.S. Borrower hereby agrees and acknowledges that the Belgian Borrower Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this U.S. Borrower Guaranty, and all dealings between the Borrower and the U.S. Borrower, on the one hand, and the Administrative Agent and any other Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this U.S. Borrower Guaranty.
     SECTION 4.3 Waivers. To the extent permitted by Applicable Law, the U.S. Borrower expressly waives the benefit of all provisions of Applicable Law which are or might be in conflict with this U.S. Borrower Guaranty and all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):
     (a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Lender to proceed in respect of the Belgian Borrower Guaranteed Obligations against either Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Belgian Borrower Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the U.S. Borrower;
     (b) any defense based upon the failure of the Administrative Agent or any other Lender to commence an action in respect of the Belgian Borrower Guaranteed Obligations against the Belgian Borrower, the U.S. Borrower, any other guarantor or any other Person or any security for the payment and performance of the Belgian Borrower Guaranteed Obligations;
     (c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the U.S. Borrower of its obligations under, or the enforcement by the Administrative Agent or the other Lenders of, this U.S. Borrower Guaranty;
     (d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Belgian Borrower Guaranteed Obligations and waives, to the fullest extent permitted by Applicable

Laws, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this U.S. Borrower Guaranty; and
     (e) any and all right to notice of the creation, renewal, extension or accrual of any of the Belgian Borrower Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender upon, or acceptance of, this U.S. Borrower Guaranty.
     The U.S. Borrower agrees that any notice or directive given at any time to the Administrative Agent or any other Lender which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this U.S. Borrower Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this U.S. Borrower Guaranty, unless the Administrative Agent has specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and, but for this U.S. Borrower Guaranty and such waivers, the Administrative Agent and other Lenders would decline to enter into this Agreement and the other Loan Documents.
     SECTION 4.4 Modification of Loan Documents, Etc. Neither the Administrative Agent nor any other Lender shall incur any liability to the U.S. Borrower as a result of any of the following, and none of the following shall impair or release this U.S. Borrower Guaranty or any of the obligations of the U.S. Borrower under this U.S. Borrower Guaranty:
     (a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Belgian Borrower Guaranteed Obligations;
     (b) any action under or in respect of this Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;
     (c) any amendment to, or modification of, in any manner whatsoever, the Loan Documents;
     (d) any extension or waiver of the time for performance by the U.S. Borrower, any other guarantor, the Belgian Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
     (e) the taking and holding of security or collateral for the payment of the Belgian Borrower Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Lenders have been granted a Lien, to secure any Indebtedness of the U.S. Borrower, any other guarantor or the Belgian Borrower to the Administrative Agent or the other Lenders;

(f) the release of anyone who may be liable in any manner for the payment of any amounts owed by the U.S. Borrower, any other guarantor or the Belgian Borrower to the Administrative Agent or any other Lender;
     (g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the U.S. Borrower, any other guarantor or the Belgian Borrower are subordinated to the claims of the Administrative Agent or any other Lender; or
     (h) any application of any sums by whomever paid or however realized to any Belgian Borrower Guaranteed Obligations owing by the U.S. Borrower, any other guarantor or the Belgian Borrower to the Administrative Agent or any other Lender in such manner as the Administrative Agent or any other Lender shall determine in its reasonable discretion.
     SECTION 4.5 Demand by the Administrative Agent. In addition to the terms set forth in this Article IV and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Belgian Borrower Guaranteed Obligations are declared to be immediately due and payable, then the U.S. Borrower shall, upon demand in writing therefor by the Administrative Agent to the U.S. Borrower, pay all or such portion of the outstanding Belgian Borrower Guaranteed Obligations due hereunder then declared due and payable.
     SECTION 4.6 Termination; Reinstatement.
     (a) Subject to clause (c) below, this U.S. Borrower Guaranty shall remain in full force and effect until all the Belgian Borrower Guaranteed Obligations and all the obligations of the U.S. Borrower under this U.S. Borrower Guaranty shall have been paid in full and the Revolving Credit Commitments terminated.
     (b) No payment made by the Belgian Borrower, the U.S. Borrower or any other Person received or collected by the Administrative Agent or any other Lender from the Belgian Borrower, the U.S. Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Belgian Borrower Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the U.S. Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the U.S. Borrower in respect of the Obligations of the U.S. Borrower or any payment received or collected from the U.S. Borrower in respect of the Obligations of the U.S. Borrower), remain liable for the Obligations of the U.S. Borrower up to the maximum liability of the U.S. Borrower hereunder until the Belgian Borrower Guaranteed Obligations and all the Obligations of the U.S. Borrower shall have been paid in full and the Revolving Credit Commitments terminated.
     (c) The U.S. Borrower agrees that, if any payment made by the Belgian Borrower or any other Person applied to the Belgian Borrower Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any other Lender to the Belgian Borrower, its estate, trustee, receiver or any other Person, including, without limitation, the U.S. Borrower, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the U.S. Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this U.S. Borrower Guaranty shall have been canceled or surrendered, this U.S. Borrower Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower in respect of the amount of such payment.
     SECTION 4.7 No Subrogation. Notwithstanding any payment or payments by the U.S. Borrower hereunder, or any setoff or application of funds of the U.S. Borrower by the Administrative Agent or any other Lender, or the receipt of any amounts by the Administrative Agent or any other Lender with respect to any of the Belgian Borrower Guaranteed Obligations, the U.S. Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender against the Belgian Borrower, the other Subsidiary Guarantors or any other guarantor or against any collateral security held by the Administrative Agent or any other Lender for the payment of the Belgian Borrower Guaranteed Obligations nor shall the U.S. Borrower seek any reimbursement from the Belgian Borrower, any of the other Subsidiary Guarantors or any of the other guarantors in respect of payments made by the U.S. Borrower in connection with the Belgian Borrower Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Lenders on account of the Belgian Borrower Guaranteed Obligations are paid in full and the Revolving Credit Commitments are terminated. If any amount shall be paid to the U.S. Borrower on account of such subrogation rights at any time when all of the Belgian Borrower Guaranteed Obligations shall not have been paid in full or the Revolving Credit Commitments have not been terminated, such amount shall be held by the U.S. Borrower in trust for the Administrative Agent, segregated from other funds of the U.S. Borrower, and shall, forthwith upon receipt by the U.S. Borrower, be turned over to the Administrative Agent (duly endorsed by the U.S. Borrower to the Administrative Agent, if required) to be applied against the Belgian Borrower Guaranteed Obligations, whether matured or unmatured, in such order as set forth in this Agreement.
     SECTION 4.8 Payments. Payments by the U.S. Borrower shall be made to the Administrative Agent, to be credited and applied to the Belgian Borrower Guaranteed Obligations in accordance with Section 12.4 of this Agreement, in immediately available Dollars, to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent. Any and all payments by or on account of any obligation of the U.S. Borrower under this U.S. Borrower Guaranty shall be made free and clear of and without reduction or withholding for any taxes.
ARTICLE V
GENERAL LOAN PROVISIONS
     SECTION 5.1 Interest.
     (a) Interest Rate Options. Subject to the provisions of this Section 5.1, (i) at the election of the U.S. Borrower, Revolving Credit Loans denominated in Dollars shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the

Applicable Margin; provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date, (ii) at the election of the Belgian Borrower, Revolving Credit Loans denominated in the Alternative Currency shall bear interest at the LIBOR Rate plus the Applicable Margin; provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date and (iii) Swingline Loans denominated in Dollars shall bear interest at the Base Rate plus the Applicable Margin. The applicable Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing or a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Loan or portion thereof bearing interest based on the Base Rate (including, without limitation, each Swingline Loan) shall be a “Base Rate Loan” and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Loan or any portion thereof as to which the applicable Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan denominated in Dollars.
     (b) Interest Periods. Each interest period (the “Interest Period”) applicable to each LIBOR Rate Loan shall be a period of one (1), two (2) or three (3) months; provided that:
     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
     (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and
     (v) there shall be no more than five (5) Interest Periods in effect at any time.
     (c) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Alternative Currency Loans or, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans, Letters of Credit and other

Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the U.S. Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
     (d) Interest Payment and Computation. Interest on each Base Rate Loan, LIBOR Rate Loan and Letters of Credit shall be due and payable in arrears on the last Business Day of each calendar month commencing January 31, 2011. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).
     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the applicable Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations as determined by the Administrative Agent. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
     SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the U.S. Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Belgian Borrower shall have the option to upon the expiration of any Interest Period, continue any Alternative Currency Loan denominated in any Permitted Currency in a principal amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof as a LIBOR Rate Loan in the same Permitted Currency. Whenever either Borrower desires to convert or continue Loans as provided above, such Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the Permitted Currency in which such Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued and (E) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/ Continuation.
     SECTION 5.3 Fees.
     (a) Undrawn Fee. Commencing on the Closing Date, the Borrower Agent shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable undrawn fee (the “Undrawn Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such Undrawn Fee. The Undrawn Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2010 and ending on the Revolving Credit Maturity Date. Such Undrawn Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.
     (b) Upfront Fee. On the Closing Date, the Borrower Agent shall pay to the Administrative Agent a non-refundable upfront fee equal to $90,000. Such upfront fee shall be fully earned and due and payable on the Closing Date.
     SECTION 5.4 Manner of Payment.
     (a) Loans Denominated in Dollars and Letters of Credit. Each payment by the either Borrower on account of the principal of or interest on any Loan or any Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lenders (or the Issuing Lender) under this Agreement (except as set forth in Section 5.4(b) and (c)) shall be made in Dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Letter of Credit, each payment of the Issuing Lender’s fees commissions shall be made in like manner, but for the account of the Issuing Lender.
     (b) Loans Denominated in the Alternative Currency. Each payment by either Borrower on account of the principal of or interest on the Loans denominated in any Alternative Currency shall be made in such Alternative Currency (or as agreed to in writing by the Administrative Agent, in Dollars) no later than 11:00 a.m. (the time of the Administrative Agent’s Correspondent) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Administrative Agent’s Correspondent for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent’s Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.
     (c) Letters of Credit Denominated in the Permitted Foreign L/C Currency. Each payment by either Borrower on account of any Letter of Credit denominated in a Permitted Foreign L/C Currency (including the Reimbursement Obligations with respect to any Letter of Credit denominated in a Permitted Foreign L/C Currency) shall be made in such Permitted Foreign L/C Currency (or as agreed to in writing by the Administrative Agent, in Dollars) no later than 11:00 a.m. (the time of the Issuing Lender) on the date specified for payment under this Agreement to the Issuing Lender’s account in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Issuing Lender) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Issuing Lender) shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Letter of Credit denominated in a Permitted Foreign L/C Currency, each payment to the Administrative Agent of the Issuing Lender’s fees or commissions shall be made in like manner, but for the account of the Issuing Lender .
     (d) Upon receipt by the Administrative Agent of each payment set forth in Section 5.4(a), (b) and (c) above, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participant’s commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participant’s, as applicable. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     SECTION 5.5 Evidence of Indebtedness.

     (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
     (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to such Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
     SECTION 5.7 Obligations of Lenders.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (x) with respect to any Loan denominated in Dollars, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) with respect to any Loan denominated in the Alternative Currency, the rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount, and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A certificate of the Administrative Agent with respect to any amounts owing under this Section 5.7 shall be conclusive, absent manifest error.
     (b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the applicable Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.
     SECTION 5.8 Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate, Alternative Currency and Permitted Foreign L/C Currency Availability. If with respect to any Interest Period for any LIBOR Rate Loan or with respect to any Letter of Credit in a Permitted Foreign L/C Currency the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in the Alternative Currency in the applicable amounts are not being quoted on Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the Alternative Currency or Permitted Foreign L/C Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in the Alternative Currency or such Letter of Credit in the Permitted Foreign L/C Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower Agent. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans or Letters of Credit in such Permitted Foreign L/C Currency, as applicable, and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Alternative Currency Loan, as applicable, or, in the case of a Loan made to the U.S. Borrower, convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan in Dollars as of the last day of such Interest Period; provided that if the U.S. Borrower elects to make such conversion, the U.S. Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.
     (b) Laws Affecting LIBOR Rate, Alternative Currency and Permitted Foreign L/C Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, any Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Agent and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans or Letters of credit in such Permitted Foreign L/C Currency, as applicable, and the right (if any) of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended and thereafter the U.S. Borrower may select only Base Rate Loans hereunder and the Belgian Borrower shall not be permitted to make any borrowings under this Agreement, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, to the end of then current Interest Period applicable thereto as a LIBOR Rate Loan or Alternative Currency Loan, as applicable, the applicable LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall immediately be repaid, together with accrued interest thereon and any amount payable under Section 5.9, or converted (if a LIBOR Rate Loan in Dollars to the U.S. Borrower) to a Base Rate Loan in Dollars for the remainder of such Interest Period; provided that if the U.S. Borrower elects to make such conversion, the U.S. Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.
     (c) Exchange Indemnification and Increased Costs. Each of the U.S. Borrower and Belgian Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the Euro or any Permitted Foreign L/C Currency, or (iv) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by such applicable Borrower in a currency other than that originally extended to such Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.
     SECTION 5.9 Indemnity. Each of the U.S. Borrower and Belgian Borrower hereby agrees to indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan or Letter of Credit (a) as a consequence of any failure by a Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, an Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency, (b) due to any failure of a Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan, an Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency on a date other than the last day of the Interest Period therefor; provided, however, that the Belgian Borrower shall only be responsible for any indemnification owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower Agent through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
     SECTION 5.10 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
     (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Taxes payable by such Lender or the Issuing Lender); or
     (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or an Alternative Currency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the applicable Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower.
     (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     SECTION 5.11 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

     (c) Indemnification by Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
     (d) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that a Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Agent to determine the withholding or deduction required to be made.
     (e) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
     (f) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment and the L/C Commitment.
     SECTION 5.12 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires either Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different Lending Office for funding, issuing or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Agent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender defaults in its obligation to fund Loans or Letters of Credit hereunder, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that
     (i) the Borrower Agent shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts),
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and
     (iv) such assignment does not conflict with Applicable Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.
     SECTION 5.13 Security. The Obligations of the Borrowers (other than the L/C Obligations which are secured pursuant to Article III hereunder) shall be secured by the U.S. Borrower as provided in the Security Documents.
     SECTION 5.14 Regulatory Limitation. In the event, as a result of increases in the value of the Alternative Currency or the Permitted Foreign L/C Currency against the Dollar or for any other reason, the obligation of any of the Lenders or Issuing Lender to make Loans or Letters of Credit (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Revolving Credit Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself).
     SECTION 5.15 Appointment of Borrower Agent. The Belgian Borrower hereby irrevocably appoints and authorizes the U.S. Borrower, and the U.S. Borrower hereby accepts such appointment and agrees to act, as agent of the Belgian Borrower (in such capacity, the “Borrower Agent”) (a) to provide the Administrative Agent with all notices with respect to all Extension of Credit obtained for the benefit of the Belgian Borrower and all other consents, notices and instructions under this Agreement, (b) to take such action on behalf of the Belgian Borrower, as the Borrower Agent deems appropriate on its behalf to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the Borrower Agent of summons, notice or similar item shall be deemed effective receipt by the Belgian Borrower and its Subsidiaries and (d) to take such other actions as are expressly provided for in this Agreement and the other Loan Documents.
ARTICLE VI
CLOSING; CONDITIONS OF CLOSING AND BORROWING
     SECTION 6.1 Closing. The closing shall take place at the offices of K&L Gates LLP on the Closing Date, or at such other place, date and time as the parties hereto shall mutually agree.
     SECTION 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender and the Security Documents (including, without limitation, the Reaffirmation Agreement and the Belgian Reaffirmation Agreement), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
     (b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
     (i) Officer’s Certificate of each Borrower. A certificate from a Responsible Officer of each Borrower to the effect that all representations and warranties of such Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that such Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each Borrower, as applicable, has satisfied each of the conditions set forth in Section 6.2 and Section 6.3.
     (ii) Certificate of Secretary of each Borrower. A certificate of a Responsible Officer of each Borrower certifying as to the incumbency and genuineness of the signature of each officer of such Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation (or equivalent documentation) of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).
     (iii) Certificates of Good Standing. Certificates as of a recent date of the good standing (or equivalent documentation to the extent that such certificates are available under the Applicable Laws of such jurisdiction) of each Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the failure of such Borrower to be so qualified to do business would have a Material Adverse Effect.
     (iv) Opinions of Counsel. Favorable opinions of counsel (including Belgian counsel) to the Borrowers addressed to the Administrative Agent and the Lenders with respect to the Borrowers, the Loan Documents, the Collateral and such other matters as the Lenders shall request.
     (c) Personal Property Collateral.
     (i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.
     (ii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the U.S. Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in the state in which such Borrower is located (pursuant to the UCC), indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.
     (iii) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer of the U.S. Borrower) of insurance policies in form and substance reasonably satisfactory to the Administrative Agent.
     (iv) Pledged Foreign Subsidiaries. With regard to each Pledged Foreign Subsidiary, the U.S. Borrower shall have provided the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of the Administrative

Agent’s perfected security interest having a first priority position (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) in 65% of the Capital Stock to be pledged under the Security Documents of each Pledged Foreign Subsidiary.
     (d) Consents; Defaults.
          (i) Governmental and Third Party Approvals. The Borrowers shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Borrowers or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
     (e) Financial Matters.
          (i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2009 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrowers and their Subsidiaries as of September 30, 2010 and related unaudited interim statements of income and retained earnings.
          (ii) Financial Condition Certificate. The Borrower Agent shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower Agent, that (A) the Borrowers and each of their Subsidiaries, taken as a whole, are Solvent, (B) the Borrowers and their Subsidiaries, taken as a whole, have not entered into or incurred debts or liabilities beyond its ability to pay such debts or liabilities as they mature and (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X.
          (iii) Payment at Closing. The U.S. Borrower shall have paid (A) to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
     (f) Miscellaneous.
     (i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.
     (ii) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrowers and their Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.
     (iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
     (g) Continuation of the Existing Loans. (A) All outstanding Loans under the Existing Credit Agreement (the “Existing Loans”) shall be, from and after the Closing Date, Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded hereunder on the Closing Date, reflect the Commitments of the Lenders hereunder, (B) all of the Existing Letters of Credit shall be, from and after the Closing Date, Letters of Credit hereunder and (C) all accrued but unpaid fees under the Existing Credit Agreement owing to the Administrative Agent and the Lenders under the Existing Credit Agreement to the Closing Date shall be paid in cash in full on the Closing Date.
     SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower Agent in accordance with Section 2.3(a) or Section 5.2, as applicable.
     (d) Compliance with Borrowing Limits. The U.S. Borrower and the Belgian Borrower shall have demonstrated compliance with Section 2.4(b) (i) on the borrowing, conversion or continuation date with respect to such Revolving Credit Loan or after giving effect to the such Revolving Credit Loans to be made, converted or continued on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
     (a) Organization; Power; Qualification. Each of the Borrowers and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrowers and their Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).
     (b) Ownership. Each Subsidiary of the Borrowers as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrowers and their Subsidiaries (other than the U.S. Borrower) consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described on Schedule 7.1(b). The shareholders of the Borrowers (other than the U.S. Borrower) and each of their Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrowers or their Subsidiaries, except as described on Schedule 7.1(b).
     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrowers and their Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of each of the Borrowers and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrowers or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each of the Borrowers and their Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrowers or any of their Subsidiaries where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrowers or any of their Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.
     (e) Compliance with Law; Governmental Approvals. Each of the Borrowers and their Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

     (f) Tax Returns and Payments. Each of the Borrowers and their Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, where such failure to file could reasonably be expected to have a Material Adverse Effect, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrowers and their Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrowers, other investigation by any Governmental Authority of the tax liability of the. Borrowers and their Subsidiaries that could reasonably be expected to give rise to an assessment, levy, charge or claim in amount greater than $5,000,000. No Governmental Authority has asserted any Lien or other claim against the Borrowers or any of their Subsidiaries thereof with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the Borrowers and any of their Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrowers and any of their Subsidiaries are in the judgment of the Borrowers adequate, and the Borrower do not anticipate any additional taxes or assessments for any of such years.
     (g) Intellectual Property Matters. To the Borrowers’ knowledge, each of the Borrowers and their Subsidiaries own or possess rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. To the Borrowers’ knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrowers nor any of their Subsidiaries are liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.
     (h) Environmental Matters.
     (i) The properties owned, leased or operated by the Borrower and their Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;
     (ii) To the knowledge of the Borrowers, each of their Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and for the past three (3) years have been in compliance, with all applicable Environmental Laws;
     (iii) To the knowledge of the Borrowers, there is no contamination at, under or migrating from properties owned, leased or operated by the Borrowers, or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

     (iv) Within the last three (3) years, neither the Borrowers nor any of their Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials, or compliance with Environmental Laws, nor do the Borrowers or any Subsidiaries thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
     (v) To the knowledge of the Borrowers, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrowers and their Subsidiaries in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;
     (vi) Within the last three (3) years, no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which the Borrowers or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, any Subsidiaries or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and
     (vii) Within the last three (3) years, there has been no release, or to the best of the Borrowers’ knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrowers or their Subsidiaries, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.
     (i) Employee Benefit Matters.
     (i) As of the Closing Date, neither the U.S. Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);
     (ii) The U.S. Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the U.S. Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
    (iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the U.S. Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
     (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the U.S. Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;
     (v) No Termination Event has occurred or is reasonably expected to occur; and
     (vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the U.S. Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the U.S. Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
     (j) Margin Stock. Neither the U.S. Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

     (k) Government Regulation. Neither the U.S. Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended).
     (l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts, the five largest customers (based on orders booked in the four (4) preceding fiscal quarters) and the five largest suppliers (based on dollars spent in the four (4) preceding fiscal quarters) of the Borrowers and their Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrowers and their Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrowers nor any of their Subsidiaries (nor, to the knowledge of the Borrowers, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
     (m) Employee Relations. Neither of the Borrowers nor their Subsidiaries is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     (n) Burdensome Provisions. The Borrowers and their Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrowers or any Subsidiary or to transfer any of its assets or properties to the Borrowers or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.
     (o) Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.2(e)(i) are complete and correct in all material respects and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrowers and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.
     (p) No Material Adverse Change. Since the later of (i) December 31, 2009 or (ii) December 31 of the last Fiscal Year of the U.S. Borrower where the Lenders have received the annual audited financial statements of the U.S. Borrower, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
     (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder: (i) the Borrowers and their Subsidiaries, taken as a whole, will be Solvent and (ii) the Borrowers and each of their Subsidiaries, taken as a whole, have not entered into or incurred debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
     (r) Titles to Properties. Each of the Borrowers and their Subsidiaries have such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrowers and their Subsidiaries delivered pursuant to Section 7.1(o), except (i) those which have been disposed of by the Borrower or their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and (ii) where the failure to have such title would have a Material Adverse Effect.
     (s) Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrowers or their applicable Subsidiary operates.
     (t) Liens. None of the properties and assets of the Borrowers or any Subsidiary thereof is subject to any Lien, except Permitted Liens. Neither the Borrowers nor any Subsidiary thereof has signed any financing statement or any security agreement authorizing any Lender thereunder to file any financing statement, except to perfect those Permitted Liens.
     (u) Indebtedness and Guaranty Obligations. Schedule 7.1(u) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrowers and their Subsidiaries as of the Closing Date in excess of $3,000,000. The Borrowers and their Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrowers or any of their Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.
     (v) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(v) (collectively, the “Schedule 7.1(v) Proceedings”), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or in any other way relating adversely to or affecting the Borrowers or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

     (w) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrowers or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrowers or their Subsidiaries are a party or by which the Borrowers or their Subsidiaries or any of their respective properties may be bound or which would require the. Borrowers or their Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
     (x) Senior Indebtedness Status. The Obligations of the Borrowers and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
     (y) OFAC. None of the U.S. Borrower, any Subsidiary of the U.S. Borrower or any Affiliate of the U.S. Borrower or any Subsidiary: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     (z) Disclosure. To the knowledge of the Borrowers, the Borrower and/or their Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of either of the Borrowers or any of their Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder. Such representations and warranties shall terminate when all the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated.
ARTICLE VIII
     FINANCIAL INFORMATION AND NOTICES
     Until all the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrowers will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1, or such other office as may be designated by the Administrative Agent from time to time:
     SECTION 8.1 Financial Statements and Projections.
     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended December 31, 2010), an unaudited Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating profit and loss statements, and Consolidated cash flow statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes and schedules thereto, all in reasonable detail and prepared by the Borrowers in accordance with GAAP and the reporting requirements of the SEC and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the U.S. Borrower to present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrowers and their Subsidiaries for the respective periods then ended, subject to normal year end adjustments.
     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the end of each Fiscal Year (commencing with the fiscal year ended December 31, 2010), an audited Consolidated balance sheet and unaudited consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such Fiscal Year and audited Consolidated profit and loss statements and Consolidated cash flow statements and unaudited consolidating profit and loss statements for the Fiscal Year then ended, including the notes and schedules thereto, all in reasonable detail and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such audited annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrowers or any of their Subsidiaries or with respect to accounting principles followed by the Borrowers or any of their Subsidiaries not in accordance with GAAP.

     (c) Accounts Receivable Aging. The Borrower Agent shall deliver to the Administrative Agent, (x) within forty-five (45) days after the end of each the first three fiscal quarters of each Fiscal Year and (y) within one hundred and twenty (120) days after the end of each Fiscal Year, (commencing with the fiscal quarter ended December 31, 2010), a reconciliation of Consolidated trade accounts receivable (which shall be net of applicable reserves (as determined in accordance with GAAP) and which shall agree to the U.S. Borrower’s publicly filed financial statements on Form 10-K and Form 10-Q), to the Borrowers’ Eligible Accounts Receivable, which will include the customer name and customer account balance for each trade account receivable that does not constitute an Eligible Account Receivable. The Borrower Agent shall provide, at the Administrative Agent’s request (but no more frequently than quarterly), (i) the aged trial balances that comprise the Borrowers Consolidated trade accounts receivable balance (including, without limitation, sufficient information and assistance from the Borrower Agent to verify the Borrower’s ineligible accounts receivable and Eligible Accounts Receivables and (ii) a revised Schedule 7.1(l).
     SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate and an accompanying schedule setting forth all the earn-out obligations and deferred payments in connection any Permitted Acquisitions.
     SECTION 8.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrowers failed to comply with the terms, covenants, provisions or conditions of Article X , insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.
     SECTION 8.4 Other Reports. Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrowers or its board of directors by its independent public accountant in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and
     SECTION 8.5 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after a Responsible Officer of the Borrowers obtains knowledge thereof), telephonic and written notice of:
     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrowers or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to have a Material Adverse Effect;
     (b) any notice of any violation received by the Borrowers or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other adverse work action against the Borrowers or any Subsidiary thereof;
     (d) any attachment, judgment, lien, levy or order exceeding $3,000,000 that may be assessed against or threatened against the Borrowers or any Subsidiary thereof;
     (e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of their Subsidiaries is a party or by which the Borrowers or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;
     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the U.S. Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the U.S. Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the U.S. Borrower obtaining knowledge or reason to know that the U.S. Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and
     (g) any event which makes any of the representations set forth in Section 7.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 7.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect;
     (h) promptly after the same are available (and to the extent not publicly available), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the U.S. Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the U.S. Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934; and
     (i) any filings or other material information related to the Schedule 7.1(v) Proceedings.
          Documents required to be delivered pursuant to Section 8.1(a) or (b) and Section 8.5(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower posts such documents, or provides a link thereto on the U.S. Borrower’s website on the Internet at the website address listed in Section 14.1; or (ii) on which such documents are posted on the U.S. Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the U.S. Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent.

          The U.S. Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the U.S. Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the U.S. Borrower or its securities) (each, a “Public Lender”). The U.S. Borrower hereby agrees that so long as the U.S. Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the U.S. Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the U.S. Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat either Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.
     SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the other Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(z).
ARTICLE IX
AFFIRMATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrowers will, and will cause each of its Subsidiaries to:
     SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
     SECTION 9.2 Maintenance of Property. Protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property necessary and useful to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner. The Borrowers shall, and shall cause each of their Subsidiaries to, conduct its business in substantially the same locations (except as a result of Permitted Acquisitions or Asset Dispositions permitted herein) and manner as such business is conducted on the Closing Date and has been conducted prior to the Closing Date.
     SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law or as reasonably required by the Administrative Agent (including, without limitation, hazard and business interruption insurance, commercial general liability insurance, and workers compensation insurance), and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
     SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
     SECTION 9.5 Payment and Performance of Obligations. Pay and perform (a) all Obligations under this Agreement and the other Loan Documents, (b) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property and (c) all other indebtedness, obligations and liabilities in accordance with customary trade practices, provided, that the applicable Borrower or such Subsidiary may contest any item described in clause (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
     SECTION 9.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws where the failure to so comply could reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrowers or any Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
     SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
     SECTION 9.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract where the failure to so comply could reasonably be expected to have a Material Adverse Effect.
     SECTION 9.10 Visits and Inspections. Permit representatives of the Administrative Agent or their respective agents from time to time upon prior reasonable notice and at such times during normal business hours, (which shall be at the U.S. Borrower’s sole expense upon the occurrence and during the continuance of an Event of Default), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.
     SECTION 9.11 Maintenance of Depository Relationship. The Borrower Agent shall establish and maintain their primary domestic deposit accounts, cash management and treasury management services with Wells Fargo and/or any Affiliates of Wells Fargo.
     SECTION 9.12 Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Credit Facility and the Swingline Facility solely for general corporate purposes, including without limitation, the payment of certain fees and expenses incurred in connection with this Agreement, Permitted Acquisitions, and repurchases of U.S. Borrower’s Capital Stock permitted under Section 11.6.

     SECTION 9.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
ARTICLE X
FINANCIAL COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrowers and their Subsidiaries on a Consolidated basis will not:
     SECTION 10.1 Consolidated Senior Leverage Ratio: As of each fiscal quarter end, permit the Consolidated Senior Leverage Ratio to be greater than 2.00 to 1.00.
     SECTION 10.2 Consolidated Total Leverage Ratio: As of each fiscal quarter end, permit the Consolidated Total Leverage Ratio to be greater than 3.00 to 1.00.
     SECTION 10.3 Minimum Asset Coverage Ratio: At any time but measured as of each fiscal quarter end, permit the Asset Coverage Ratio to be less than 1.50 to 1.00.
ARTICLE XI
NEGATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrowers have not and will not and will not permit any of their Subsidiaries to:
     SECTION 11.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
     (a) The Obligations;
     (b) Indebtedness incurred in connection with Hedging Agreements made in the ordinary course of business provided such Hedging Agreements are non-speculative;
     (c) Funded Indebtedness existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 7.1(u), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
     (d) Indebtedness of the Borrowers and their Subsidiaries incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $10,000,000 on any date of determination;

     (e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $5,000,000;
     (f) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;
     (g) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section;
     (h) Intercompany Subordinated Indebtedness owed by any Subsidiary of the U.S. Borrower to the U.S. Borrower or the Belgian Borrower or the Borrowers pursuant to Sections 11.3(c), (g) and (h);
     (i) Subordinated Indebtedness made in the ordinary course of business owed by the U.S. Borrower to any Subsidiary of the U.S. Borrower;
     (j) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness, and (ii) the Administrative Agent shall have received satisfactory written evidence that the U.S. Borrower would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness; provided, further, that any Subordinated Indebtedness permitted hereunder in connection with Subordinated Indebtedness convertible to Capital Stock shall include subordination provisions subordinating interest payments for up to 179 days upon notice of a Default or Event of Default;
     (k) Indebtedness of up to $5,000,000 in cash secured standby and commercial letters of credit issued by lenders other than the Lenders; provided, however, that notwithstanding the foregoing, the Borrowers shall be permitted to continue their existing credit facility with Wells Fargo Bank, N.A.;
     (l) additional Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $3,000,000; and
     (m) Indebtedness of the Borrowers or any of their Subsidiaries in connection with any earn-outs or deferred payments (valued at the maximum amount payable thereunder) pursuant to any Permitted Acquisitions permitted under Section 11.3(c); provided, however, such amount of Indebtedness permitted hereunder shall not be permitted to exceed, at any time outstanding, $100,000,000 in the aggregate.
     SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
     (a) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents;

     (b) (i) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 11.2, and (ii) Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 11.1(c); provided that such Liens (A) were not created in contemplation of such refinancing, refundings, renewal or extension and (B) do not extend to cover any other property or assets of the Borrowers and their Subsidiaries;
     (c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
     (f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;
     (g) Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of the Borrowers or any of their Subsidiaries, so long as any Indebtedness related to any such Liens are permitted under Section 11.1(e);
     (h) Liens securing Indebtedness permitted under Section 11.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired; and
     (i) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $3,000,000.
     SECTION 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:
     (a) investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, and (ii) other loans, advances and investments described on Schedule 11.3 existing on the Closing Date;
     (b) investments in cash and Cash Equivalents;
     (c) (i) investments by the Borrowers or any of their Subsidiaries in the form of Permitted Acquisitions and (ii) any investments, loans and advances by the U.S. Borrower or any Pledged Foreign Subsidiary to any Pledged Foreign Subsidiary, any Wholly-Owned Subsidiary of a Pledged Foreign Subsidiary or any Borrower, the proceeds of which will be used exclusively for Permitted Acquisitions;
     (d) Hedging Agreements permitted pursuant to Section 11.1;
     (e) transfers of money among the Borrowers and the Subsidiaries of either Borrower for the (i) purchase and sale of assets and services in the ordinary course of business consistent with past practices and undertaken in good faith, including without limitation, purchases and sales of inventory among the Borrowers and the Subsidiaries, allocation of revenue and costs related to maintenance contracts and sales and marketing costs, and licensing arrangements among the Borrowers and the Subsidiaries and (ii) general operating expenses, reasonable payroll, rental and travel expenses, allocation of revenue and costs among the Borrowers and the Subsidiaries to reasonably comply with income tax and other tax requirements of any applicable jurisdiction, and other operating expenses in the ordinary course of business consistent with past practices and undertaken in good faith of any Subsidiary of either Borrower;
     (f) [Subsection Intentionally Omitted];
     (g) investments, loans and advances not in the ordinary course of business by the U.S. Borrower in any of the Pledged Foreign Subsidiaries and by the Belgian Borrower in Tekelec do Brasil Ltda., and Tekelec France SAS in a collective aggregate amount not to exceed $10,000,000 at any one time outstanding during the term of this Facility;
     (h) investments, loans and advances not in the ordinary course of business by the U.S. Borrower and by the Belgian Borrower in any Subsidiary (other than the Pledged Foreign Subsidiaries) in a collective aggregate amount not to exceed $3,000,000 at any one time outstanding during the term of this Facility; and
     (i) investments in minority interests in business(es) engaged generally in the business engaged in by the Borrowers and their Subsidiaries, taken as a whole, in an aggregate amount not to exceed $10,000,000 in any Fiscal Year.

     SECTION 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
     (a) any Wholly-Owned Subsidiary of the Borrowers (other than the Pledged Foreign Subsidiaries) may be merged or consolidated with or into the Borrowers (provided that the Borrowers shall be the continuing or surviving Person) or with or into any Subsidiary (provided that the Subsidiary shall be the continuing or surviving Person);
     (b) any Wholly-Owned Subsidiary of the Borrower (other than the Pledged Foreign Subsidiaries) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or any other Wholly-Owned Subsidiary (provided that if the transferor in such a transaction is a Subsidiary, then the transferee must either be the U.S. Borrower or a Subsidiary);
     (c) any Wholly-Owned Subsidiary of the U.S. Borrower (other than the Pledged Foreign Subsidiaries) may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and
     (d) any Subsidiary of a Borrower (other than the Pledged Foreign Subsidiaries) may wind-up or dissolve into the Borrowers or any Wholly-Owned Subsidiary of the Borrowers (provided that if the Subsidiary subject to such winding up or dissolution is a Subsidiary, such Subsidiary shall wind-up or dissolve into the Borrowers or another Subsidiary).
     SECTION 11.5 Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:
     (a) the sale of inventory in the ordinary course of business;
     (b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrowers or any of their Subsidiaries;
     (c) the transfer of assets to the Borrowers or any of their Subsidiaries pursuant to Section 11.4 (b);
     (d) the Borrowers or any Subsidiary thereof may (i) write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction and (ii) discount non-recourse non-U.S. customer notes, accounts receivable, bankers acceptances, trade acceptances, bills of exchange or letters of credit where customers’ accounts receivable are otherwise subject to a long period of collection, credit risk, currency risk or country and political risk in the ordinary course of business and not as part of an accounts receivable financing transaction;
     (e) the disposition of any Hedging Agreement;

     (f) the sale, loan, licensing or other dispositions of either the Borrower’s or any of their Subsidiaries’ software products or the licensing of either the Borrower’s or any of their Subsidiaries’ intellectual property, in either case, in the ordinary course of business;
     (g) additional Asset Dispositions not otherwise permitted pursuant to this Section, provided that the Net Divested Asset Value of such Asset Dispositions, together with all other Asset Dispositions during the term of this Agreement, does not exceed $150,000,000; and
     (h) to the extent any of the transactions described in Section 11.3(e) are considered to be ‘Asset Dispositions’ under the provisions of this Section 11.5, such transactions are permitted hereunder.
     SECTION 11.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any material change in its capital structure; provided that:
     (a) the Borrowers or any Subsidiary thereof may pay dividends in shares of its own Capital Stock;
     (b) any Subsidiary may pay cash dividends to the U.S. Borrower; and
     (c) the U.S. Borrower may declare or pay cash dividends upon its Capital Stock and/or repurchase shares of its Capital Stock, provided that (i) no Default or Event of Default shall have occurred or be continuing (prior to and immediately after the declaration and payment of such cash dividend and/or repurchase), (ii) the Borrowers shall be in pro forma compliance with the covenants set forth in Article X (prior to and immediately after the declaration and payment of such cash dividend and/or repurchase) and (iii) the U.S. Borrower maintains, prior to and immediately after such cash dividend and/or repurchase, a Consolidated Tangible Net Worth greater than or equal to the sum of (A) $150,000,000 plus (B) an amount equal to fifty percent (50%) of the positive cumulative Consolidated Net Income occurring after January 1, 2011.
     SECTION 11.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.
     SECTION 11.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

     (i) transactions permitted by Section 11.3, 11.4, 11.5(f), 11.6 and 11.7;
     (ii) transactions existing on the Closing Date and described on Schedule 11.8;
     (iii) normal compensation and reimbursement of reasonable expenses of officers and directors; and
     (iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the U.S. Borrower.
     SECTION 11.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders; provided, however, that the U.S. Borrower may convert to a Delaware corporation so long as they provide the Administrative Agent at least thirty (30) days written notice prior to the filing of such conversion.
     SECTION 11.10 Amendments; Payments and Prepayments of Subordinated Indebtedness.
     (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.
     (b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 11.1(h), (i) and (j).
     SECTION 11.11 Restrictive Agreements.
     (a) Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.
     (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrowers to pay dividends to the Borrowers.
     SECTION 11.12 Nature of Business. Alter in any material respect, the general nature of the business engaged in by the Borrowers and their Subsidiaries, considered as a whole, from the general nature of the business engaged in by the Borrowers and their Subsidiaries, considered as a whole, as of the Closing Date.

     SECTION 11.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and Asset Dispositions permitted under Section 11.5.
ARTICLE XII
DEFAULT AND REMEDIES
     SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. Either Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
     (b) Other Payment Default. Either Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of three (3) Business Days.
     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made by either Borrower or their Subsidiaries (or deemed made by or on behalf of any Subsidiary of either Borrower) in any Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower, any Subsidiary, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
     (d) Default in Performance of Certain Covenants. The Borrowers or any of their Subsidiaries shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2 or 8.5(e)(i) or Articles X or XI (other than Section 11.11(a) which shall be subject to the cure period in Section 12.1(e) below).
     (e) Default in Performance of Other Covenants and Conditions. Any Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue uncured for a period of thirty (30) days after written notice thereof has been given to the Borrower Agent by the Administrative Agent; provided, however that such notice and opportunity to cure shall not apply in the case of any default which is not capable of being cured at all or within such thirty (30) day period or which was a willful and knowing breach by such Borrower or any Subsidiary; provided, further, that such thirty (30) day period shall be extended by a reasonably longer period (such period to be reasonably determined by the Administrative Agent) so long as the cure is commenced with the initial thirty (30) day period and thereafter is prosecuted to completion with reasonable diligence.
     (f) Hedging Agreement. Either Borrower or any Subsidiary thereof shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Borrower or such Subsidiary as a result thereof exceeds $2,000,000.
     (g) Indebtedness Cross-Default. The Borrowers or any of their Subsidiaries shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created and the applicable Borrower or such Subsidiary is not contesting such default in good faith and adequate reserves are not maintained with respect thereto in accordance with GAAP, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired) and the applicable Borrower or such Subsidiary is not contesting such default in good faith and adequate reserves are not maintained with respect thereto in accordance with GAAP.
     (h) Other Cross-Defaults. The Borrowers or any of their Subsidiaries shall default in the payment when due with respect to any Material Contract and the applicable Borrower or such Subsidiary is not contesting such default in good faith and adequate reserves are not maintained with respect thereto in accordance with GAAP.
     (i) Change in Control. Any Change in Control shall occur.
     (j) Voluntary Bankruptcy Proceeding. Either Borrower or any of their Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against either Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
     (l) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on either Borrower or any of their Subsidiaries or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
     (m) Termination Event. The occurrence of any of the following events: (i) the U.S. Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the U.S. Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the U.S. Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000.
     (n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year shall be entered against either Borrower or any of their Subsidiaries by any court and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.
     (o) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrowers or any of their Subsidiaries; the Borrowers or any of their Subsidiaries would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 12.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Agent (such notice to be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile pursuant to Section 14.1; provided, that upon any facsimile delivery under this Section 12.2, the Administrative Agent shall use its commercially reasonably efforts to also provide notice by hand or overnight courier service or mailed by certified or registered mail):
     (a) Acceleration; Termination of Facilities. Terminate the Revolving Credit Commitment and/or the L/C Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations (other than Hedging Obligations and Cash Management Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Cash Management Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to Dollar L/C Cash Collateral and the Foreign L/C Cash Collateral. . Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations (other than Hedging Obligations and Cash Management Obligations) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the U.S. Borrower.
     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower (including, without limitation, all principal, interest, fees, indemnities, documented out-of-pocket expenses, reasonable legal fees or other amounts owed under this connection with this Agreement in connection with such Alternative Currency Loans or Letters of Credit).
     SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
     SECTION 12.4 Crediting of Payments and Proceeds. In the event that any Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including reasonable attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, Cash Management Obligations, Wells Fargo West Obligations and Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon)(ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);
     Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the U.S. Borrower or as otherwise required by Applicable Law.
     SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to either. Borrower or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, documented out-of-pocket expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     SECTION 12.6 Judgment Currency.
     (a) The obligation of the Borrowers to make payments of principal and interest hereunder and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrowers pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrowers to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.
     (b) Without limiting Section 12.6(a), the Borrowers shall indemnify and hold harmless the Administrative Agent, the Lenders, the Issuing Lenders hereunder against any loss incurred by the Administrative Agent, any Lender or any Issuing Lender hereunder as a result of any payment or recovery described in Section 12.6(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof except for losses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such indemnified party’s gross negligence or willful misconduct. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall continue in full force and effect notwithstanding any such payment or recovery.
ARTICLE XIII

THE ADMINISTRATIVE AGENT
     SECTION 13.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
     SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     SECTION 13.6 Resignation of Administrative Agent.
     (a) The Administrative Agent may at any time give written notice of its resignation to the Lenders, the Issuing Lender and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower Agent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Agent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
     SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 13.8 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
     (c) to release any Subsidiary from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section.
ARTICLE XIV

MISCELLANEOUS
     SECTION 14.1 Notices.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower Agent:	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attention of: Mr. Gregory Rush
Telephone No.: (919) 380-6139
Facsimile No.: (919)-461-6845
E-mail: greg.rush@tekelec.com
Webpage: www.tekelec.com

and	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attention of: Mr. Stuart H. Kupinsky
Telephone No.: (919) 388-6268
Facsimile No.: (919) 461-6845
E-mail: stuart.kupinsky@tekelec.com

With copies to:	Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Attention of: Paula Dinger Pace, Esq.
Telephone No.: (314) 259-2226
Facsimile No.: (314) 552-8226
E-mail: pdpace@bryancave.com

If to Wells Fargo as Administrative Agent:	Wells Fargo Bank, N.A.
150 Fayetteville Street Mall
Raleigh, North Carolina 27602
Attention of: Michael Pugsley
Telephone No.: (919) 881-6469
Facsimile No.: (919) 881-6473
E-mail: Michael.pugsley@wellsfargo.com

With copies to:	Evan Wolkofsky, Esq.
K&L Gates LLP
Heart Tower
214 North Tryon Street, 47th Floor
Charlotte, North Carolina
Telephone No.: (704) 331-7493
Facsimile No.: (704) 331-3193
E-mail: evan.wolkofsky@klgates.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower Agent and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
     (d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 6.2 without the written consent of each Lender directly affected thereby;
     (b) amend, modify or waive Section 6.3 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so without the prior written consent of any combination of Revolving Credit Lenders whose Revolving Credit Commitments aggregate more than fifty percent (50%) of the Revolving Credit Commitment;
     (c) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;
     (d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (e) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Reimbursement Obligation or to reduce any fee payable hereunder;
     (f) change Section 5.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or
     (h) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 14.3 Expenses; Indemnity.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any of their Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Claim related in any way to the Borrowers or any of their Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any of their

Subsidiaries, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any of their Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
     SECTION 14.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any of their Subsidiaries against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application (such notice to be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile pursuant to Section 14.1; provided, that upon any facsimile delivery under this Section 14.4, the Administrative Agent shall use its commercially reasonably efforts to also provide notice by hand or overnight courier service or mailed by certified or registered mail); provided that the failure to give such notice shall not affect the validity of such setoff and application.
     SECTION 14.5 Governing Law; Jurisdiction, Etc.
     (a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof.
     (b) Submission to Jurisdiction. Each Borrower (including the Borrower Agent) irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
     (c) Waiver of Venue. Each Borrower (including the Borrower Agent) irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
     SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 14.7 Reversal of Payments. To the extent the either Borrower or the Borrower Agent makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     SECTION 14.8 Injunctive Relief. The Borrowers recognize that, in the event the either Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     SECTION 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     SECTION 14.10 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
         (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Agent and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant and could not be effected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.11(d) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 14.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or any of their Subsidiaries. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Borrower or any of their Subsidiaries; provided that, in the case of information received from any Borrower or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 14.12 Performance of Duties. Each of the Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Borrower or the Borrower Agent at their sole cost and expense.
     SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect or the Credit Facility has not been terminated.
     SECTION 14.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
     SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 14.17 Counterparts; Integration; Effectiveness; Electronic Execution.
     (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 6.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 14.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     SECTION 14.19 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower Agent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
     SECTION 14.20 Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which further restricts the rights of the Borrowers or their Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
     SECTION 14.21 Language. The parties acknowledge that they have required that this agreement and all related documents be drawn up in English.
     SECTION 14.22 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of any Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder.
     SECTION 14.23 Release.
     (a) In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, on behalf of themselves and theirs successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge the Administrative Agent and the Lenders, and their successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent and Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Borrowers or any of their successors, assigns, or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arose or has arisen at any time on or prior to the day and date of this Agreement, for or on account of, or in relation to, or in any way in connection with the Existing Credit Agreement, any of the Loan Documents, this Agreement or transactions thereunder or related thereto.
     (b) The Borrowers understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
     (c) The Borrowers agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
     SECTION 14.24 Covenant Not to Sue. The Borrowers, on behalf of themselves and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrowers pursuant to Section 14.22 above. If any Borrowers or any of their successors, assigns or other legal representatives violates the foregoing covenant, the Borrowers, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

TEKELEC, as Borrower and Borrower Agent
By:	/s/ Gregory S. Rush
	Name:	Gregory Rush
	Title:	Chief Financial Officer

TEKELEC INTERNATIONAL, SPRL, as Borrower
By:	/s/ Gregory S. Rush
	Name:	Gregory S. Rush
	Title:	Manager
[Amended and Restated Credit Agreement — Tekelec and Tekelec International SPRL]

AGENTS AND LENDERS: WELLS FARGO BANK, N.A., as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By:	/s/ Michael Pugsley
	Name:	Michael Pugsley
	Title:	Sr Vice President
[Amended and Restated Credit Agreement — Tekelec and Tekelec International SPRL]

Schedule 1.1
to
Credit Agreement
Cash Equivalents
     U.S. Treasury Securities
     Direct obligations of the U.S. Treasury including Treasury Bills, Treasury Notes and Treasury Bonds.
     U.S. Federal Agencies and Government Sponsored Enterprises
Government National Mortgage Association (GNMA), Tennessee Valley Authority (TVA), World Bank, Federal Farm Credit Bank (FFCB), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Bank (FHLB), Student Loan Marketing Association (SLMA), Financing Corporation (FICO), The Resolution Funding Corporation (REFCO), Farm Credit System Financial Assistance Corporation, the Federal Housing Finance Board and all other government sponsored agencies and enterprises.
     Money Market Funds
Funds regulated under 2a-7, offer daily purchase and redemption and maintain a net asset value of 1.00.
     Municipal Securities
Fixed rate debt issued by public entities primarily to finance capital projects. Debt is issued as either a general obligation or revenue bond. General obligation bonds are backed by the taxing and further borrowing power of the municipality. Revenue bonds are supported directly by the revenue of the municipal project.
     Municipal Variable Rate Demand Notes
Long-term municipal bonds with contractual puts by the holder of the security on interest rate reset dates which could be daily, weekly, semiannual or annually
     Repurchase Agreement Contracts
Repurchase agreements must be 30 days or less and shall be collateralized and marked to market each day to maintain 102% collateralization by U.S. Treasury securities or by US Government agencies and instrumentalities, other types of collateral or securities backed by the full faith and credit of the U.S. Government.
     Negotiable Certificates of Deposits, Time Deposits and Banker’s Acceptances
Bank investments with a minimum short term credit rating of A-1/P-1 and a long term credit rating of at least AA- or Aa3.
     Corporate Notes
Investments in medium term notes or long-term notes of corporate issuers with a remaining term to maturity of less than three years. Must be rated AA- or Aa3 by rating agencies.
     Commercial Paper
An unsecured promissory note of a corporate issuer with a maturity of 270 days or less.

     Issuer must have a short-term credit rating of at least A-1, P-1 or F-1 and a long-term rating of AA- and Aa3 by the rating agencies
     Tax-Exempt Commercial Paper.
An unsecured promissory note of a corporate issuer with a maturity of 270 days or less. Issuer must have a short-term credit rating of at least A-1, P-1 or F-1 and a long-term rating of AA- and Aa3 by the rating agencies.

Schedule 1.1(a)
to
Credit Agreement
Mandatory Cost Rate
          1. The Mandatory Cost Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
          2. On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
          3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.
          4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
          in relation to a Loan in denominated in any Alternative Currency:

E x 0.01 300	percent per annum.
          Where:
E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by any applicable reference banks (the “Reference Banks”) to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
          5. For the purposes of this Schedule 1.1(a):
          (a) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

          (b) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
          (c) “Reference Banks” means the principal London Office of Wells Fargo Bank, N.A. (as successor by merger to Wachovia Bank, National Association) or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;
          (d) “Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and
          (e) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
          6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
          7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
          8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
          (a) the jurisdiction of its Lending Office; and
          (b) any other information that the Administrative Agent may reasonably require for such purpose.
          Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
          9. The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

          10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
          11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
          12. Any determination by the Administrative Agent pursuant to this Schedule 1.1(a) in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.
13. The Administrative Agent may from time to time, after consultation with the Borrower Agent and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Schedule 1.1(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXHIBIT A-1
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

1

This Amended and Restated Revolving Credit Note replaces, but does not extinguish, the obligations under that certain Revolving Note, dated as of October 2, 2008 (the “Existing Note”), executed in connection with the Credit Agreement (as defined below).
AMENDED AND RESTATED REVOLVING CREDIT NOTE

$75,000,000	January 13, 2011
     FOR VALUE RECEIVED, the undersigned, TEKELEC, a California corporation (the “U.S. Borrower”) and TEKELEC INTERNATIONAL, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower” and collectively, the “Borrowers”), promise to pay to the order of WELLS FARGO BANK, N.A., as successor by merger to Wachovia Bank, National Association (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the Lenders who are or may become a party thereto, and Wells Fargo Bank, N.A., as Administrative Agent; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
     The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in the Permitted Currency (as designated pursuant to the terms and conditions of the Credit Agreement) in immediately available funds to the account designated in the Credit Agreement.
     This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans.
     THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

1

     The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
     The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.
     This Revolving Credit Note is given in modification, replacement and restatement of the Existing Note, but not in repayment or extinguishment of the unpaid indebtedness evidenced by the Existing Note, and all indebtedness formerly evidenced by said Existing Note and unpaid on the date hereof shall now be evidenced by this Revolving Credit Note, and as of the date hereof, said Existing Note shall no longer evidence said outstanding indebtedness. This Revolving Credit Note shall not be considered to be a novation of said Existing Note as this Revolving Credit Note evidences the same indebtedness.
[The remainder of this page has been intentionally left blank.]

2

     IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note under seal as of the day and year first above written.

TEKELEC
By:
Name:
Title:

TEKELEC INTERNATIONAL, SPRL
By:
Name:
Title:

3

EXHIBIT A-2
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF AMENDED AND RESTATED SWINGLINE NOTE

This Amended and Restated Swingline Note replaces, but does not extinguish, the obligations under that certain Swingline Note, dated as of October 2, 2008 (the “Existing Note”), executed in connection with the Credit Agreement (as defined below).
AMENDED AND RESTATED SWINGLINE NOTE

$10,000,000	January 13, 2011
     FOR VALUE RECEIVED, the undersigned, TEKELEC, a California corporation (the “U.S. Borrower”), promises to pay to the order of WELLS FARGO BANK, N.A., as successor by merger to Wachovia Bank, National Association (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the U.S. Borrower, Tekelec International, SPRL, the Lenders who are or may become a party thereto, and Wells Fargo Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
     The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.
     This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the U.S. Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.
     THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
     The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

1

     The U.S. Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.
     This Swingline Note is given in modification, replacement and restatement of the Existing Note, but not in repayment or extinguishment of the unpaid indebtedness evidenced by the Existing Note, and all indebtedness formerly evidenced by said Existing Note and unpaid on the date hereof shall now be evidenced by this Swingline Note, and as of the date hereof, said Existing Note shall no longer evidence said outstanding indebtedness. This Swingline Note shall not be considered to be a novation of said Existing Note as this Swingline Note evidences the same indebtedness.

2

     IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

TEKELEC
By:
Name:
Title:

3

EXHIBIT B
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING
Dated as of: _____________
Wells Fargo Bank, N.A.,
  as Administrative Agent
Charlotte Plaza, NC0680
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Amended and Restated Credit Agreement dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Tekelec, a California corporation (the “U.S. Borrower”), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent.
     1. The [U.S.][Belgian] Borrower hereby requests that the Lenders make a [Revolving Credit Loan] [Swingline Loan]1 to the [U.S.][Belgian] Borrower in the aggregate principal amount [in Euros equal to the Alternative Currency Amount]2 of $__________. (Complete with an amount in accordance with Section 2.3(a) or Section 5.2 of the Credit Agreement.)
     2. The [U.S.][Belgian] Borrower hereby requests that such Loan be made on the following Business Day: ____________________. (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans or Swingline Loans).
     3. The [U.S.][Belgian] Borrower hereby requests that such Loan bear interest at the following [Base Rate]3[LIBOR Rate], plus the Applicable Margin, as set forth below:

	Interest Rate [Base	Interest Period	Termination Date
Component	Rate or LIBOR	(LIBOR	for Interest Period
of Loan	Rate] [4]	Rate only)	(if applicable)

[1]	Available only to the U.S. Borrower.

[2]	Available only to the Belgian Borrower.

[3]	Available only to the U.S. Borrower.

[4]	Base Rate option only for Swingline Loans.

1

     Note: (a) Swingline Loans may only be denominated in Dollars and may only be made to the U.S. Borrower, (b) the U.S. Borrower may only borrow Loans denominated in Dollars, and (c) the Belgian Borrower may only borrow Revolving Credit Loans in the Alternative Currency.
     4. The principal amount of all Loans outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
     5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.
     6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

2

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

[TEKELEC][TEKELEC INTERNATIONAL, SPRL]
By:
Name:
Title:

3

EXHIBIT C
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION
Dated as of: _________
Wells Fargo Bank, N.A.,
  as Administrative Agent
Charlotte Plaza, NC0680
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Amended and Restated Credit Agreement dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Tekelec, a California corporation (the “U.S. Borrower”), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent.
     1. The U.S. Borrower hereby authorizes the Administrative Agent to disburse all Loan proceeds denominated in Dollars into the following account(s):
____________________________
ABA Routing Number: _________
Account Number: _____________
     2. The Belgian Borrower hereby authorizes the Administrative Agent to disburse all Loan proceeds denominated in Euros into the following account(s):
____________________________
ABA Routing Number: _________
Account Number: _____________
IBAN / Swift Code:___________
     3. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
     4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

1

     IN WITNESS WHEREOF, the undersigned have executed this Notice of Account Designation as of the day and year first written above.

TEKELEC
By:
Name:
Title:

TEKELEC INTERNATIONAL, SPRL
By:
Name:
Title:

2

EXHIBIT D
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT
Dated as of: _____________
Wells Fargo Bank, N.A.,
  as Administrative Agent
Charlotte Plaza, NC0680
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Amended and Restated Credit Agreement dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Tekelec, a California corporation (the “U.S. Borrower”), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent.
     1. The [U.S.][Belgian] Borrower hereby provides notice to the Administrative Agent that it shall repay the following loans in the following amounts: (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)
          ☐ Swingline Loans denominated in Dollars in an amount of $____________.5
          ☐ Revolving Credit Loans consisting of Base Rate Loans denominated in Dollars in the amount of $____________________.6
          ☐ Revolving Credit Loans consisting of LIBOR Rate Loans denominated in Dollars in the amount of $___________________.7
          ☐ Revolving Credit Loans consisting of LIBOR Rate Loans denominated in the Alternative Currency in the amount equal to the _________________ Euros. 8
     2. The Borrower shall repay the above-referenced Loans on the following Business Day: ______________. (Complete with a date no earlier than the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan, and any Base Rate Loan and three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate.)

[5]	Available only to the U.S. Borrower.

[6]	Available only to the U.S. Borrower.

[7]	Available only to the U.S. Borrower.

[8]	Available only to the Belgian Borrower.

     4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

[TEKELEC][TEKELEC INTERNATIONAL, SPRL]
By:
Name:
Title:

EXHIBIT E
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION
Dated as of: _____________
Wells Fargo Bank, N.A.,
  as Administrative Agent
Charlotte Plaza, NC0680
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Amended and Restated Credit Agreement dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Tekelec, a California corporation (the “U.S. Borrower”), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent.
     1. The Loan to which this Notice relates is a Revolving Credit Loan.
     2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)
☐ Converting all or a portion of a Base Rate Loan (other than a Swingline Loan) into a LIBOR Rate Loan9 denominated in Dollars
(a)	The aggregate outstanding principal balance of such Loan is $______________.

(b)	The principal amount of such Loan to be converted is $______________.

(c)	The requested effective date of the conversion of such Loan is ______________.

(d)	The requested Interest Period applicable to the converted Loan is ___________ month.

[9]	Available only to the U.S. Borrower.

1

☐ Converting all or a portion of a LIBOR Rate Loan denominated in Dollars into a Base Rate Loan10
(a)	The aggregate outstanding principal balance of such Loan is $______________.

(b)	The last day of the current Interest Period for such Loan is _____________.

(c)	The principal amount of such Loan to be converted is $______________.

(d)	The requested effective date of the conversion of such Loan is _________.
☐ Continuing all or a portion of a LIBOR Rate Loan denominated in [Dollars]11[Euros]12 as a LIBOR Rate Loan denominated in the same Permitted Currency
(a)	The aggregate outstanding principal balance of such Loan is [$]_______________[Euros].

(b)	The last day of the current Interest Period for such Loan is _____________.

(c)	The principal amount of such Loan to be continued is [$]_______________[Euros].

(d)	The requested effective date of the continuation of such Loan is ________.

(e)	The requested Interest Period applicable to the continued Loan is _______.
     3. The principal amount of all Revolving Credit Loans outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
     4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.
     5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

[10]	Available only to the U.S. Borrower.

[11]	Available only to the U.S. Borrower.

[12]	Available only to the Belgian Borrower.

2

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

[TEKELEC][TEKELEC INTERNATIONAL, SPRL]
By:
Name:
Title:

3

EXHIBIT F
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE
     The undersigned, on behalf of TEKELEC, a California corporation (the “U.S. Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:
     1. This certificate is delivered to you pursuant to Section 8.2 of the Amended and Restated Credit Agreement dated as of January 13, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the U.S. Borrower, Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent.. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
     2. I have reviewed the Consolidated financial statements of the Borrowers and each of their Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present, on a Consolidated basis, in all material respects the financial condition of the Borrowers and each of their Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.
     3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrowers and each of their Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrowers have taken, is taking and proposes to take with respect thereto].
     4. The Applicable Margin, the Commitment Fee Rate and calculations determining such figures are set forth on the attached Schedule 1, the Borrowers and each of their Subsidiaries are in compliance with the financial covenants contained in Article X of the Credit Agreement as shown on such Schedule 1 and the Borrowers and each of their Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.
[Signature Page Follows]

1

     IN WITNESS WHEREOF, the undersigned, on behalf of the U.S. Borrower, has duly executed this Officer’s Compliance Certificate as of the day and year first written above.

TEKELEC
By:
Name:
Title:

2

11111

Schedule 1
to
Officer’s Compliance Certificate
[To be provided in a form acceptable to the Administrative Agent]

3

EXHIBIT G
to
Amended and Restated Credit Agreement
dated as of January 13, 2011
by and among
Tekelec and Tekelec International, SPRL,
as Borrowers,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, N.A.,
as Administrative Agent
FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto as “Assignees” (collectively, the “Assignees” and each an “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignees, and the Assignees hereby irrevocably purchase and assume from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[INSERT NAME OF ASSIGNOR]

2. Assignees:	See Schedules attached hereto

3. Borrowers:	Tekelec, a California corporation (the “U.S. Borrower”) and Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the “Belgian Borrower” and together with the U.S. Borrower, the “Borrowers”)

4. Administrative Agent:	Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	Amended and Restated Credit Agreement dated as of January 13, 2011, by and among the U.S. Borrowers, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified).

6. Assigned Interest:	See Schedules attached hereto

[7. Trade Date:	______________][13]
[Remainder of Page Intentionally Left Blank]

[13]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEES
See Schedules attached hereto

[Consented to and][14] Accepted: WELLS FARGO BANK, N.A., as Administrative Agent
By
Title:

[Consented to:][15] TEKELEC, as Borrower Agent

By
Title:

[14]	To be required only if the Revolving Credit commitment then in effect is less than $5,000,000, or if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender. May also use a Master Consent.

[15]	To be required only so long as no Event of Default has occurred and is continuing, and such assignment is not to a Lender, an Affiliate of a Lender or an Approved Fund. May also use a Master Consent.

SCHEDULE 1
To Assignment and Assumption
By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/	Commitment/	Assigned of
	Loans for all	Loans	Commitment/
Facility Assigned	Lenders[16]	Assigned[17]	Loans[18]		CUSIP Number
Revolving Credit Facility	$	$		%
Swingline Facility	$	$		%

[NAME OF ASSIGNEE][19] [and is an Affiliate/Approved Fund of [identify Lender]20]
By:
Title:

[16]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[17]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[18]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[19]	Add additional signature blocks, as needed.

[20]	Select as applicable.

ANNEX 1
to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignees. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to receipt of such consents, if any, as may be required under Section 14.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.2] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own individual credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignees for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.